Exhibit 23.1

KPMG LLP Suite 900 8350 Broad Street McLean, VA 22102

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2026, with respect to the consolidated financial statements of Walker & Dunlop, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

McLean, Virginia
May 12, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.